Exhibit 99.1

Contact:	Tim Adams, Chief Financial Officer
Anne Rivers, Investor Relations
Jeff Keene, Healthcare Media
Cytyc Corporation: 508-263-8765
www.cytyc.com

Stephanie Carrington
The Ruth Group: 646-536-7017

Shanti Skiffington/Wendy Ryan
Schwartz Communications: 781-684-0770

FOR IMMEDIATE RELEASE

CYTYC ACQUIRES MINIMALLY INVASIVE SURGICAL DEVICE

FOR TREATING ENDOMETRIOSIS

Announces Asset Purchase of Helica Instruments, Limited

Marlborough, Mass, October 25, 2006 – Cytyc Corporation (Nasdaq: CYTC), a leading provider of medical technology, today announced that it has purchased certain assets of Helica Instruments Limited (“Helica”), including the Helica Thermal Coagulator (HTC) System developed and manufactured by Helica, a privately held company based in Edinburgh, Scotland. The HTC System is used by obstetricians and gynecologists for the treatment of endometriosis. Cytyc intends to develop a second-generation product for worldwide product launch in 2008. Under the terms of the agreement, Helica will receive an up-front payment of $1 million and a two-year earnout based on sales of the next generation product. Total consideration under the agreement will not exceed $9 million.

“We believe that this technology offers an exciting opportunity to extend our portfolio of therapeutic products and leverage our OB/GYN sales infrastructure, which has been a critical element in the success we have achieved with the NovaSure® Endometrial Ablation System,” said Daniel J. Levangie, president of Cytyc’s surgical products division. “Clinical studies in the United Kingdom have shown HTC to be safe, easy to use, and as effective as other surgical treatment techniques for endometriosis, a disease estimated to affect 30 percent of women in their child bearing years.”

Approved by the Food and Drug Administration (FDA), the HTC is a thermal ablation system that uses an ionized helium gas plasma plume to provide safe and effective treatment of endometriosis. The HTC System, currently in use in select European markets, performs a controlled ablation of tissue associated with endometriosis without affecting surrounding tissue. The system, used during open and laparoscopic surgery, includes a controller and disposable probes. Endometriosis affects an estimated 7 million women in the United States and approximately 16 million women worldwide.

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Cytyc Acquires Minimally Invasive Surgical Device for Treating Endometriosis

Cytyc Corporation is a leading provider of best-in-class medical technology that enables physicians and laboratories to improve patient’s lives throughout the world. Cytyc provides diagnostic and minimally invasive surgical products targeting cancer and women’s health. The ThinPrep® System is the most widely used method for cervical cancer screening in the United States. The ThinPrep System consists of the ThinPrep® 2000 Processor, ThinPrep®3000 Processor, ThinPrep® Imaging System, and related reagents, filters, and other supplies. The ThinPrep System also provides the platform from which the Company launched its expansion into breast cancer risk assessment with the FirstCyte® Breast Test. The NovaSure® Impedance Controlled Endometrial Ablation System, or the NovaSure® System, is an innovative endometrial ablation device to treat menorrhagia, or excessive menstrual bleeding.

The MammoSite® Radiation Therapy System is a single-use device for the treatment of breast cancer that positions radiation sources directly into the post-lumpectomy site to optimize radiation treatment delivery while minimizing damage to healthy tissue. The GliaSite® Radiation Therapy System is for the treatment of malignant brain tumors.

Cytyc is traded on The Nasdaq Stock Market under the symbol CYTC. Cytyc, ThinPrep, FirstCyte, NovaSure, MammoSite, and GliaSite are registered trademarks of Cytyc Corporation.

Forward-looking statements in this press release are made pursuant to the provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements relating to Cytyc’s future financial condition, operating results and economic performance, and management’s expectations regarding key customer relationships, future growth opportunities, product acceptance and business strategy, constitute forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from those statements. Risks and uncertainties include, among others, dependence on key personnel and customers as well as reliance on proprietary technology, uncertainty of product development efforts and timelines, management of growth, product diversification, and organizational change, entry into new market segments domestically and new markets internationally, risks associated with litigation, the effective integration of acquired businesses and technologies, competition and competitive pricing pressures, risks associated with the FDA regulatory approval processes and healthcare reimbursement policies in the United States and abroad, introduction of technologies that are disruptive to Cytyc’s business and operations, the impact of new accounting requirements and governmental rules and regulations, as well as other risks detailed in Cytyc’s filings with the Securities and Exchange Commission, including those under the heading “Risk Factors” in its 2005 Annual Report on Form 10-K and its most recent Quarterly Report on Form 10-Q filed with the Commission. Cytyc cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Cytyc disclaims any obligation to publicly update or revise any such statements to reflect any change in its expectations or events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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